Exhibit 5
Blank Rome LLP
The Chrysler Building
405 Lexington Avenue
New York, NY 10174
(212) 885-5000
August 23, 2005
Midway Games Inc.
2704 West Roscoe Street
Chicago, IL 60618

Re:	Form S-3 Registration Statement
Ladies and Gentlemen:
     You have requested our opinion in connection with the filing by Midway Games Inc., a Delaware corporation (the “Company”), of a registration statement on Form S-3 (the “Registration Statement”) filed under the Securities Act of 1933, as amended (the “Act”), with respect to the offering by the selling stockholders identified in the Registration Statement, of (i) up to 119,433 shares (the “Shares”) of the Company’s common stock, par value $.01 per share (“Common Stock”), issued as consideration for the acquisition of Ratbag Holdings Pty Ltd, a company incorporated in South Australia, Australia (“Ratbag”), pursuant to the terms of an Acquisition Agreement dated August 4, 2005 among the Company, Midway Australia Holdings Pty Ltd, a company incorporated in Victoria, Australia (“Midway Sub”), Ratbag and the Vendors and Guarantors named therein, and an Option Holders Agreement dated August 4, 2005 among the Company, Midway Sub, Ratbag and the Option Holders named therein (collectively, the “Acquisition Agreements”); (ii) 38,050 shares of Common Stock (the “Plan Shares”) issuable upon the exercise of rights granted by the Company to certain employees of Ratbag pursuant to the Company’s Ratbag Equity Award Rights Plan (the “Plan”) under Rights Agreements between the Company and such employees.
     We have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of such documents and corporate and public records, and we have made such examination of law, as we have deemed necessary as a basis for the opinion expressed below. With respect to such examination, we have assumed the genuineness of all signatures appearing on all documents presented to us as originals and the conformity to the originals of all documents presented to us as copies. Where factual matters relevant to this opinion were not independently established, we have relied upon representations of executive officers and other authorized representatives of the Company.
     Based upon and subject to the foregoing, it is our opinion that (i) the Shares, when issued in accordance with the Acquisition Agreements, will be validly issued, fully paid and nonassessable, and (ii) the Plan Shares, when paid for and issued in accordance with the Plan and the Rights Agreements, will be validly issued, fully paid and nonassessable.
     We consent to the use of this opinion as Exhibit 5 to the Registration Statement and to the use of our name as your counsel in connection with the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.
     Please note that partners of this firm hold shares of Common Stock and options to purchase Common Stock.

Very truly yours,

/s/ Blank Rome LLP
BLANK ROME LLP